Exhibit 3.3
Amendment No. 1 to the Bylaws of VeriFone Holdings, Inc.
The Bylaws (the “Bylaws”) of VeriFone Holdings, Inc. are amended, effective March 31, 2008, as follows:
Section 4.1 of the Bylaws is amended to read in its entirety as follows:
     Section 4.1     Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, (ii) adopting, amending or repealing these bylaws or (iii) removing or indemnifying directors.
Article VI of the Bylaws is amended to read in its entirety as follows:
Article VI
Stock
     Section 6.1     Shares of Stock. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Notwithstanding the adoption of a resolution or resolutions providing for uncertificated shares, every holder of stock in the Corporation represented by certificates and, upon request, every holder of uncertificated shares, shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Corporation, representing the number of shares of stock in the Corporation owned by such holder. Any or all of the signatures on a certificate may be a facsimile, engraved or printed. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.
     If the Corporation is authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of any certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of any certificate which the Corporation shall issue to represent such class or series of stock a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
     Section 6.2.     Lost, Stolen, Mutilated or Destroyed Stock Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued or uncertificated shares registered in place of a certificate that is alleged to have been lost, stolen, mutilated or destroyed, and the Board of Directors may, in its discretion, require the owner of such certificate, or such owner’s legal representative, to give the Corporation a bond, with sufficient surety, to indemnify it against and each transfer agent and registrar against any and all claims that may be made against them on account of the alleged loss, theft, mutilation or destruction of any such certificate or the issuance of a new certificate or registration of uncertificated shares in the place of the one so lost, stolen, destroyed or mutilated.
     Section 6.3     Transfer of Shares. The shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives. If such shares are certificated, upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer (or upon compliance with the provisions of Section 6.2, if applicable) and of compliance with any transfer restrictions applicable thereto contained in an agreement to which the Corporation is a party or of which the Corporation has knowledge by reason of legend with respect thereto placed an any such surrendered stock certificate, it shall be the duty of the Corporation to cancel the old certificate, issue new equivalent certificated shares to or register uncertificated shares in the name of the person entitled thereto, and record the transaction upon its books. Upon the receipt of proper transfer instructions of uncertificated shares by the holders thereof in person or by their duly authorized attorney, it shall be the duty of the Corporation to cancel such uncertificated shares, issue new equivalent certificated shares to or register uncertificated shares in the name of the person entitled thereto, and record the transaction upon its books.